EXHIBIT 99.1

Educational Development Corporation Announces Record Net Revenues for Quarter Ended November 30, 2015

TULSA, Okla., Dec. 22, 2015 (GLOBE NEWSWIRE) -- Randall White, CEO, Educational Development Corporation ("EDC") (NASDAQ:EDUC) (http://www.edcpub.com) announces record net revenues for the Quarter ended November 30th, 2015, of $24,427,000 compared to $10,936,700 for the same quarter last year, an increase of 123%. Usborne Books & More (UBAM) led the way with $21,768,400 compared to $7,931,100 for last year, an increase of 174%. The EDC Publishing Division sales were off due to timing differences from when orders are received from customers.

Mr. White states that preliminary, unaudited results for the quarter indicate a significant improvement in operational margins which resulted from the increased net revenue and cost saving programs previously implemented. Mr. White expects the net income for the quarter to surpass the net income for the full previous year with estimates of $0.34-0.37 for the quarter, compared to $.013 for the quarter last year and $0.21 for last fiscal year. The increase in UBAM’s net revenue was primarily due to 7,341 new sales associates joining the organization from September through November 30th, 2015, which now number over 17,300. The increase in net revenues has continued and the Company expects another record for the month of December 31, 2015, as December net revenue month-to-date has already doubled this month last year.

About Educational Development Corporation

Educational Development Corporation sells children’s books, including Usborne Books and the Kane Miller line of international children’s titles through a multi-level sales organization of independent consultants, through 5,000 retail stores and over the Internet. More than 1,600 different titles are available for children of all ages, with periodic new additions.

Contact:
 Educational Development Corporation
 Randall White, (918) 622-4522